Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 17, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income down 12.1 percent on a 1.7 percent net sales decrease for the second quarter ended July 29, 2006.

Net income for the second quarter of fiscal 2006 decreased 12.1 percent to $6.6 million, or 34 cents per share (33 cents per share on a diluted basis), compared to net income of $7.6 million, or 39 cents per share (38 cents per share on a diluted basis) for the second quarter of fiscal 2005.

Net sales for the second quarter ended July 29, 2006, decreased 1.7 percent to $102.4 million compared to net sales of $104.1 million for the second quarter of fiscal 2005. Comparable store net sales, for stores open at least one year, declined 5.7 percent for the quarter ended July 29, 2006, compared with the quarter ended July 30, 2005.

Net income for the six months ended July 29, 2006 declined 1.1 percent to $16.0 million or 83 cents per share (80 cents per share on a diluted basis), compared with $16.2 million or 81 cents per share (78 cents per share on a diluted basis) for the six months ended July 30, 2005.

Net sales for the first six months of fiscal 2006 increased 1.1 percent to $212.0 million compared to net sales of $209.7 million in the first six months of fiscal 2005. Comparable store net sales declined 3.4 percent for the six months ended July 29, 2006 compared with the six months ended July 30, 2005.

The adoption of “SFAS No. 123(R): Share-Based Payments” had a $0.01 and $0.02 per share impact on both the Company’s reported after-tax basic and diluted earnings per share for the second quarter and for the first half of fiscal 2006, respectively. No compensation expense related to stock option grants was recognized by the Company for fiscal periods prior to fiscal 2006.

Additionally, other income for the second quarter of fiscal 2006 included proceeds received from the settlement of Hurricane Katrina insurance claims and settlement of a lawsuit related to Visa/Mastercard interchange fees. These proceeds had a $0.02 per share impact on both the Company’s reported after-tax basic and diluted earnings per share.

During the quarter ended July 29, 2006, the Company repurchased 84,900 shares of its common stock at an average price of $40.62 per share. These shares were purchased pursuant to the 1,000,000 share corporate stock repurchase program authorized by the Board of Directors. The Company had 596,100 shares remaining as of July 29, 2006 to be purchased to complete this authorization.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 346 retail stores in 38 states compared with 333 stores in 38 states at this same time a year ago.

To listen to the Company’s recorded quarterly earnings commentary, please call (308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Table to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005

NET SALES	$102,398	$104,130	$212,004	$209,677

COST OF SALES (Including buying,
distribution and occupancy costs)	68,330	67,883	138,909	136,181

Gross profit	34,068	36,247	73,095	73,496

OPERATING EXPENSES:
Selling	22,102	21,721	44,007	42,614
General and administrative	3,677	3,850	7,541	7,978
	25,779	25,571	51,548	50,592

INCOME FROM OPERATIONS	8,289	10,676	21,547	22,904

OTHER INCOME, Net	2,282	1,256	3,866	2,737

INCOME BEFORE INCOME TAXES	10,571	11,932	25,413	25,641

PROVISION FOR INCOME TAXES	3,932	4,379	9,420	9,467

NET INCOME	$6,639	$7,553	$15,993	$16,174

EARNINGS PER SHARE:
Basic	$0.34	$0.39	$0.83	$0.81

Diluted	$0.33	$0.38	$0.80	$0.78

Basic weighted average shares	19,367	19,145	19,337	19,905
Diluted weighted average shares	20,074	20,100	20,041	20,804

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	July 29,	January 28,
ASSETS	2006	2006 (1)

CURRENT ASSETS:
Cash and cash equivalents	$8,482	$23,438
Short-term investments	135,553	134,672
Accounts receivable, net of allowance of $55 and $94, respectively	4,067	4,824
Inventory	90,893	68,731
Prepaid expenses and other assets	8,044	6,894
Total current assets	247,039	238,559

PROPERTY AND EQUIPMENT:	208,426	199,618
Less accumulated depreciation and amortization	(115,345)	(108,222)
	93,081	91,396

LONG-TERM INVESTMENTS	40,834	41,654
OTHER ASSETS	2,625	2,657

	$383,579	$374,266

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,724	$11,119
Accrued employee compensation	8,398	20,096
Accrued store operating expenses	4,187	3,725
Gift certificates redeemable	3,573	5,495
Income taxes payable	0	4,696
Total current liabilities	42,882	45,131

DEFERRED COMPENSATION	2,985	2,518
DEFERRED RENT LIABILITY	27,944	26,824
Total liabilities	73,811	74,473

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and
outstanding; 19,544,399 and 19,339,153 shares, respectively	195	193
Additional paid-in capital	38,279	39,651
Retained earnings	271,294	261,948
Unearned compensation - restricted stock	0	(1,999)
Total stockholders’ equity	309,768	299,793

	$383,579	$374,266

(1) As restated